Exhibit 99.1

Command Center Appoints Cory Smith to
Chief Financial Officer

DENVER, Colorado – August 3, 2017 – Command Center, Inc. (OTCQB: CCNI), a national provider of on-demand and temporary staffing solutions, has appointed Cory Smith to the position of chief financial officer, effective July 31, 2017. He replaces Colette Pieper, who submitted her resignation in order to pursue other professional interests.

Smith brings over 10 years of financial and accounting experience to the position, six of which were earned working at Command Center. He was previously employed by Command Center from 2010 through 2015, serving as the company’s controller during the final two years of his tenure. Most recently, he was employed by Southeast Staffing (formerly Worldwide Staffing) since 2015, where he served as Vice President of Finance. From 2005 to 2010, Smith worked as a Certified Public Accountant, primarily performing attestation work. He received his Bachelor of Science in Business Administration from Lewis-Clark State College.

“On behalf of management and our board of directors, we would like to welcome Cory back to our organization,” said Bubba Sandford, president and CEO of Command Center. “He brings significant financial and accounting experience to this role and, given his history with our company, is innately familiar with our business, operations, and financial and accounting practices. We would also like to thank Collette for all she accomplished while she was here, and we wish her well in the future.”

Commenting on his new role, Smith said: “I am very pleased to be back here at Command Center to work once again with Bubba and everyone who makes this company great. Given my previous time with the company, I have been able to hit the ground running. They have clearly made significant progress improving the operations and resulting financial position of the company, and I look forward to my role in our next phase of growth.”

About Command Center

Command Center provides flexible on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services. Through 66 field offices, the company provides employment annually for approximately 34,000 field team members working for over 3,200 clients. For more information about Command Center, go to www.commandonline.com.

Important Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks, including, but not limited to, national, regional and local economic conditions, the availability of workers’ compensation insurance coverage, the availability of capital and suitable financing for the company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, the impact of competition and pricing, government regulation, and other risks set forth in our most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, copies of which are available on our website at www.commandonline.com and the SEC website at www.sec.gov. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Relations

Cody Slach
Liolios
Tel 949-574-3860
CCNI@liolios.com